EXHIBIT 23.4

4 April, 2011

To whom it may concern,
CONSENT

This is to confirm that Intervjubolaget Imri AB conducted consumer surveys commissioned by SodaStream International Ltd. in the following countries as detailed below:

Country	Date of Survey	Number of Respondents
Sweden	June 2009	503

The survey questions included the following question:

1.	Do you have or have you ever had a home carbonation system or a similar appliance in your household? (refer to the past 5 years)
2.	Which make is / was this Home Carbonation System?

We hereby give our consent to the use of data from the above surveys in the Registration Statement on Form F-1 (the “Registration Statement”) filed by SodaStream International Ltd. (the “Company”) and related prospectus of the Company and to the reference in the Registration Statement and the related prospectus to Intervjubolaget Imri AB name in connection therewith.

Sincerely,

/s/ Michaela Klenkar
Intervjubolaget Imri AB

Name:	Michaela Klenkar
Title:	Project Manager